EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports Record First Quarter Earnings, Raises Full Year Guidance

  Strong first quarter sales exceeding high end of revenue guidance range
  Gross margin expands 390 basis points to 62.7% on a GAAP basis and 520 basis points to 64.0% on an adjusted basis over fiscal 2019
  Operating margin expands 260 basis points to 13.1% on a GAAP basis and 410 basis points to 14.8% on an adjusted basis over fiscal 2019
  Record first quarter GAAP EPS of $1.70 and adjusted EPS of $1.89 exceed high end of earnings guidance range
  Raises full-year EPS guidance to $4.55 - $4.85 on a GAAP basis and $4.85 - $5.15 on an adjusted basis

ATLANTA, June 09, 2021 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2021 first quarter ended May 1, 2021. Due to the material impact of COVID-19 on the Company’s business in fiscal 2020, this release includes comparisons of fiscal 2021 results to both fiscal 2019 and fiscal 2020.

Consolidated net sales in the first quarter of fiscal 2021 were $266 million compared to $160 million and $282 million in the first quarters of fiscal 2020 and fiscal 2019, respectively. The Company noted that $14 million of the $16 million sales decrease from the first quarter of fiscal 2019 was due to lower sales in Lanier Apparel, which the Company is exiting. Earnings on a GAAP basis increased to $1.70 per share compared to a loss of $4.02 in the first quarter of fiscal 2020 and earnings per share of $1.29 in the first quarter of fiscal 2019. On an adjusted basis, earnings increased to $1.89 per share compared to a loss of $1.12 in the first quarter of fiscal 2020 and earnings of $1.30 in the first quarter of fiscal 2019. Both net sales and earnings per share exceeded the Company’s guidance issued on March 25, 2021.

Thomas C. Chubb III, Chairman and CEO, commented, “We are extremely pleased with our exceptionally strong start to fiscal 2021. We took decisive actions at the start of the pandemic to protect our people, our brands and our liquidity. This combined with our focus over the past year on delivering happiness to our customers and investing in enhanced digital, marketing and store capabilities, as well as in bars and restaurants, have strengthened our foundation for profitable growth. As consumers have become increasingly more comfortable returning to physical shopping, our overall engagement levels have greatly accelerated, leading to strong momentum across our entire portfolio of brands.  We are grateful to our incredible teams for delivering record breaking first quarter earnings and look forward to the balance of what we believe is going to be an outstanding year.”

Summary of Results

Net Sales by Brand	First Quarter
($ in millions)	2021	2020	2019
Tommy Bahama	$156.7	$87.0	$164.7
Lilly Pulitzer	73.6	49.1	72.6
Southern Tide	15.5	8.3	14.1
Lanier Apparel (exiting)	12.0	10.7	26.2
Other	8.0	5.2	4.4
Total Company	$265.8	$160.3	$282.0

First Quarter of Fiscal 2021 Compared to First Quarter of Fiscal 2019

  Full price e-commerce sales grew 55% to $74 million compared to the first quarter of fiscal 2019, with growth in all branded businesses.

  Retail sales of $91 million were 16% lower than the first quarter of fiscal 2019, with a stronger performance in the Southeast and Southwest than in the rest of the country.

  Restaurant sales grew 7% to $25 million compared to the first quarter of fiscal 2019, benefiting from five additional Marlin Bar locations. While all but one restaurant was open during the quarter, most were operating under some level of local restrictions.

  Wholesale sales of $74 million were 27% lower than the first quarter of fiscal 2019. Excluding Lanier Apparel, which the Company is exiting in fiscal 2021, wholesale sales decreased 18% compared to the first quarter of fiscal 2019.

  Gross margin increased to 62.7% compared to 58.8% in the first quarter of fiscal 2019, fueled by strong full price sales, a shift in sales mix towards direct to consumer channels, and higher initial gross margin partially offset by the unfavorable impact of LIFO accounting. On an adjusted basis, gross margin increased to 64.0% compared to 58.8% in the first quarter of fiscal 2019.

  SG&A was $137 million compared to $140 million in the first quarter of fiscal 2019. Lower employment costs, occupancy costs, variable expenses and travel costs were partially offset by increased performance-based incentive compensation. On an adjusted basis, SG&A was $136 million compared to $140 million in the first quarter of fiscal 2019.

  Operating income increased to $35 million compared to $30 million in the first quarter of fiscal 2019. On an adjusted basis, operating income increased to $39 million compared to $30 million in the first quarter of fiscal 2019 with operating margin expansion in all operating groups.

  The effective tax rate in the first quarter of fiscal 2021 was 18%, benefiting from certain discrete items. This compares to an effective tax rate of 26% in the first quarter of fiscal 2019.

Balance Sheet and Liquidity

On a FIFO basis, inventory decreased 29% compared to the end of the first quarter of fiscal 2020. Excluding Lanier Apparel, which the Company is exiting, inventory decreased 22% compared to the end of the first quarter of fiscal 2020. Tommy Bahama, Lilly Pulitzer and Southern Tide each decreased inventory levels year over year with conservative purchases of seasonal inventory and higher than expected first quarter sales. Ongoing enhancements to enterprise order management systems are also contributing to a more efficient use of inventory. On a LIFO basis, inventory decreased 36% compared to the end of the first quarter of fiscal 2020.

As of May 1, 2021, the Company had a strong liquidity position with $92 million of cash and cash equivalents and no borrowings outstanding under its revolving credit agreement. Unused availability was $322 million at the end of the first quarter of fiscal 2021. At the end of the first quarter of fiscal 2020, the Company had $182 million of cash and cash equivalents and $208 million of borrowings outstanding. In March 2020, as a proactive measure to bolster its cash position and maintain a high level of liquidity in response to the COVID-19 pandemic, the Company drew down $200 million of its $325 million revolving credit facility. The Company subsequently repaid all outstanding debt with cash on hand and cash flow generated from operating activities. In the first quarter of fiscal 2021, cash provided by operating activities was $41 million compared to cash used in operating activities of $46 million in the first quarter of fiscal 2020.

Outlook

The Company initiated its guidance for the second quarter of fiscal 2021, ending on July 31, 2021. The Company expects net sales to be between $300 million and $310 million compared to net sales of $192 million in the second quarter of fiscal 2020 and $302 million in the second quarter of fiscal 2019. Earnings per share on a GAAP basis are expected to be in a range of $2.11 to $2.31 in the second quarter. On an adjusted basis, earnings per share for the second quarter of fiscal 2021 are expected to be in a range of $2.15 to $2.35. This compares with a loss of $0.37 per share on a GAAP basis and an adjusted loss per share of $0.38 in the second quarter of fiscal 2020, and earnings of $1.76 per share on a GAAP basis and $1.84 per share on an adjusted basis in the second quarter of fiscal 2019.

The Company’s third quarter is historically its smallest sales and earnings quarter due to the seasonality of its direct to consumer operations. Additionally, high sell-throughs in the first quarter and planned sales levels in the second quarter are expected to reduce the size of third quarter clearance events. As a result of lower planned revenue from clearance events and the impact of the Lanier Apparel exit, the Company expects a loss of $0.24 to $0.39 per share on a GAAP basis and a loss of $0.20 to $0.35 per share on an adjusted basis in the third quarter of fiscal 2021. This compares with a loss of $0.64 per share on a GAAP basis and an adjusted loss per share of $0.44 in the third quarter of fiscal 2020, and earnings of $0.10 per share on a GAAP and adjusted basis in the third quarter of fiscal 2019.

For fiscal 2021, the Company raised its previously issued guidance. The Company now expects net sales in a range of $1.015 billion to $1.05 billion as compared to net sales of $749 million in fiscal 2020 and $1.12 billion in fiscal 2019. The Company noted that it expects sales in Lanier Apparel to be approximately $75 million lower than in fiscal 2019 as it exits this busines. In fiscal 2021, GAAP earnings per share are expected to be between $4.55 and $4.85. Adjusted earnings per share are expected to be between $4.85 and $5.15. This compares to a loss on a GAAP basis of $5.77 per share and an adjusted loss of $1.81 per share in fiscal 2020, and earnings of $4.05 per share on a GAAP basis and $4.32 per share on an adjusted basis in fiscal 2019.

For fiscal 2021, the Company’s interest expense is expected to be approximately $1 million. The Company’s effective tax rate for the second quarter is expected to be approximately 24% and for fiscal 2021 is expected to be approximately 22%.

Capital expenditures in fiscal 2021, including $5 million in the first quarter of fiscal 2021, are expected to be approximately $35 million, primarily reflecting investments in information technology initiatives and new Marlin Bars and retail stores. Capital expenditures were $29 million in fiscal 2020 and $37 million in fiscal 2019.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 23, 2021 by dialing (412) 317-6671 access code 13719666.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the continued impact of the coronavirus (COVID-19) pandemic in the regions in which we operate, including uncertainties about scope and duration (including emergence of COVID-19 variants and/or resurgence of cases), future store closures or other restrictions (including reduced hours and capacity) due to government mandates, and the effectiveness of store re-openings (including consumer willingness to return to shopping centers), any or all of which may also affect many of the following risks; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending for apparel and related products; the impact of any restructuring initiatives we may undertake in one or more of our business lines, including the process, timing, costs, uncertainties and effects of our announced exit of the Lanier Apparel business; supply chain disruptions, including the potential lack of inventory to support demand for our products; costs of products as well as the raw materials used in those products; expected pricing levels; costs and availability of labor; the timing of shipments requested by our wholesale customers; expected outcomes of pending or potential litigation and regulatory actions; changes in international, federal or state tax, trade and other laws and regulations, including the potential increase in the U.S. corporate federal income tax rate and/or imposition of additional duties; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future financial stress, staffing shortages, liquidity challenges and/or bankruptcy filings; weather; fluctuations and volatility in global financial markets; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels, technology implementations and other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; access to capital and/or credit markets; the impact of tax and other legislative changes; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate, including estimated Fiscal 2020 taxable losses eligible for carry back under the CARES Act. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2020, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 1,	May 2,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$92,086	$181,775
Receivables, net	67,658	50,265
Inventories, net	108,810	169,495
Income tax receivable	17,830	790
Prepaid expenses and other current assets	22,355	21,367
Total Current Assets	$308,739	$423,692
Property and equipment, net	157,553	188,568
Intangible assets, net	155,967	157,015
Goodwill	23,930	23,802
Operating lease assets	221,647	274,778
Other assets, net	33,146	29,615
Total Assets	$900,982	$1,097,470

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$72,323	$40,432
Accrued compensation	31,578	11,373
Current portion of operating lease liabilities	60,226	66,128
Accrued expenses and other liabilities	60,963	35,194
Total Current Liabilities	$225,090	$153,127
Long-term debt	—	207,618
Non-current portion of operating lease liabilities	226,358	271,810
Other non-current liabilities	21,270	17,101
Deferred income taxes	363	9,119
Shareholders’ Equity
Common stock, $1.00 par value per share	16,894	16,718
Additional paid-in capital	156,069	149,634
Retained earnings	258,211	277,595
Accumulated other comprehensive loss	(3,273)	(5,252)
Total Shareholders’ Equity	427,901	438,695
Total Liabilities and Shareholders’ Equity	$900,982	$1,097,470

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net sales	$265,762	$160,343	$281,973
Cost of goods sold	99,177	66,269	116,204
Gross profit	$166,585	$94,074	$165,769
SG&A	137,125	123,001	139,814
Impairment of goodwill and intangible assets	—	60,452	—
Royalties and other operating income	5,433	3,890	3,787
Operating income (loss)	$34,893	$(85,489)	$29,742
Interest expense, net	252	658	671
Earnings (loss) before income taxes	$34,641	$(86,147)	$29,071
Income tax provision (benefit)	6,173	(19,363)	7,414
Net earnings (loss)	$28,468	$(66,784)	$21,657

Net earnings (loss) per share:
Basic	$1.72	$(4.02)	$1.30
Diluted	$1.70	$(4.02)	$1.29
Weighted average shares outstanding:
Basic	16,594	16,612	16,713
Diluted	16,792	16,612	16,848
Dividends declared per share	$0.37	$0.25	$0.37

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2021	Fiscal 2020
Cash Flows From Operating Activities:
Net earnings (loss)	$28,468	$(66,784)
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	9,463	10,410
Amortization of intangible assets	220	283
Impairment of goodwill and intangible assets	—	60,452
Equity compensation expense	2,227	1,682
Amortization of deferred financing costs	86	86
Deferred income taxes	1,584	(7,422)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(37,219)	7,672
Inventories, net	14,902	(17,551)
Income tax receivable	145	72
Prepaid expenses and other current assets	(1,980)	4,031
Current liabilities	27,211	(24,752)
Other balance sheet changes	(4,102)	(14,028)
Cash provided by (used in) operating activities	$41,005	$(45,849)
Cash Flows From Investing Activities:
Purchases of property and equipment	(4,925)	(8,591)
Other investing activities	(500)	—
Cash used in investing activities	$(5,425)	$(8,591)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	—	(22,767)
Proceeds from revolving credit arrangements	—	230,386
Repurchase of common stock	—	(18,053)
Proceeds from issuance of common stock	322	406
Repurchase of equity awards for employee tax withholding liabilities	(2,983)	(1,870)
Cash dividends declared and paid	(6,252)	(4,194)
Other financing activities	(749)	—
Cash (used in) provided by financing activities	$(9,662)	$183,908
Net change in cash and cash equivalents	$25,918	$129,468
Effect of foreign currency translation on cash and cash equivalents	155	(153)
Cash and cash equivalents at the beginning of year	66,013	52,460
Cash and cash equivalents at the end of period	$92,086	$181,775

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change
Tommy Bahama
Net sales	$156.7	$87.0	80.1%	$164.7	(4.9)%
Gross profit	$101.5	$51.7	96.5%	$103.5	(1.9)%
Gross margin	64.8%	59.4%		62.8%
Operating income (loss)	$20.7	$(23.4)	NM	$15.2	36.0%
Operating margin	13.2%	(26.9) %		9.2%
Lilly Pulitzer
Net sales	$73.6	$49.1	49.7%	$72.6	1.4%
Gross profit	$51.2	$31.7	61.5%	$45.5	12.5%
Gross margin	69.6%	64.5%		62.7%
Operating income	$19.9	$4.1	381.1%	$15.3	30.8%
Operating margin	27.1%	8.4%		21.0%
Southern Tide
Net sales	$15.5	$8.3	86.3%	$14.1	9.4%
Gross profit	$8.2	$1.5	435.3%	$7.2	15.2%
Gross margin	53.3%	18.5%		50.6%
Operating income (loss)	$3.3	$(63.4)	NM	$2.5	29.2%
Operating margin	21.0%	(763.4) %		17.8%
Lanier Apparel
Net sales	$12.0	$10.7	12.1%	$26.2	(54.0)%
Gross profit	$4.3	$2.8	50.8%	$7.2	(40.6)%
Gross margin	35.7%	26.5%		27.6%
Operating income (loss)	$0.9	$(2.6)	NM	$1.4	(37.5)%
Operating margin	7.1%	(24.6) %		5.2%
Corporate and Other
Net sales	$8.0	$5.2	54.4%	$4.4	83.6%
Gross profit	$1.3	$6.3	NM	$2.4	NM
Operating loss	$(9.8)	$(0.3)	NM	$(4.6)	NM
Consolidated
Net sales	$265.8	$160.3	65.7%	$282.0	(5.7)%
Gross profit	$166.6	$94.1	77.1%	$165.8	0.5%
Gross margin	62.7%	58.7%		58.8%
SG&A	$137.1	$123.0	11.5%	$139.8	(1.9)%
SG&A as % of net sales	51.6%	76.7%		49.6%
Operating income (loss)	$34.9	$(85.5)	NM	$29.7	17.3%
Operating margin	13.1%	(53.3) %		10.5%
Earnings (loss) before income taxes	$34.6	$(86.1)	NM	$29.1	19.2%
Net earnings (loss)	$28.5	$(66.8)	NM	$21.7	31.4%
Net earnings (loss) per diluted share	$1.70	$(4.02)	NM	$1.29	31.8%
Weighted average shares outstanding - diluted	16.8	16.6	1.1%	16.8	(0.3)%

	First Quarter
ADJUSTMENTS	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change
LIFO adjustments(1)	$3.1	$(3.3)		$0.1
Lanier Apparel exit charges in cost of goods sold(2)	$0.5	$0.0		$0.0
Amortization of Lilly Pulitzer Signature Store intangible assets(3)	$0.0	$0.1		$0.1
Amortization of Southern Tide intangible assets(4)	$0.1	$0.1		$0.1
Southern Tide impairment charges(5)	$0.0	$60.2		$0.0
Lanier Apparel intangible asset impairment charges(6)	$0.0	$0.2		$0.0
Lanier Apparel exit charges in SG&A(7)	$0.8	$0.0		$0.0
Impact of income taxes(8)	$(1.1)	$(9.2)		$(0.1)
Adjustment to net earnings(9)	$3.3	$48.2		$0.2
AS ADJUSTED
Tommy Bahama
Net sales	$156.7	$87.0	80.1%	$164.7	(4.9)%
Gross profit	$101.5	$51.7	96.5%	$103.5	(1.9)%
Gross margin	64.8%	59.4%		62.8%
Operating income (loss)	$20.7	$(23.4)	NM	$15.2	36.0%
Operating margin	13.2%	(26.9)%		9.2%
Lilly Pulitzer
Net sales	$73.6	$49.1	49.7%	$72.6	1.4%
Gross profit	$51.2	$31.7	61.5%	$45.5	12.5%
Gross margin	69.6%	64.5%		62.7%
Operating income	$19.9	$4.2	373.3%	$15.3	30.1%
Operating margin	27.1%	8.6%		21.1%
Southern Tide
Net sales	$15.5	$8.3	86.3%	$14.1	9.4%
Gross profit	$8.2	$1.5	435.3%	$7.2	15.2%
Gross margin	53.3%	18.5%		50.6%
Operating income (loss)	$3.3	$(3.0)	NM	$2.6	28.4%
Operating margin	21.5%	(36.7) %		18.3%
Lanier Apparel
Net sales	$12.0	$10.7	12.1%	$26.2	(54.0)%
Gross profit	$4.8	$2.8	66.9%	$7.2	(34.2)%
Gross margin	39.5%	26.5%		27.6%
Operating income (loss)	$2.1	$(2.4)	NM	$1.4	55.7%
Operating margin	17.7%	(22.7) %		5.2%
Corporate and Other
Net sales	$8.0	$5.2	54.4%	$4.4	83.6%
Gross profit	$4.4	$3.1	NM	$2.5	NM
Operating loss	$(6.8)	$(3.5)	NM	$(4.4)	NM
Consolidated
Net sales	$265.8	$160.3	65.7%	$282.0	(5.7)%
Gross profit	$170.1	$90.8	87.3%	$165.9	2.5%
Gross margin	64.0%	56.6%		58.8%
SG&A	$136.2	$122.9	10.9%	$139.7	(2.5)%
SG&A as % of net sales	51.3%	76.6%		49.5%
Operating income (loss)	$39.3	$(28.2)	NM	$30.0	30.9%
Operating margin	14.8%	(17.6) %		10.7%
Earnings (loss) before income taxes	$39.1	$(28.8)	NM	$29.4	33.0%
Net earnings (loss)	$31.7	$(18.6)	NM	$21.9	45.1%
Net earnings (loss) per diluted share	$1.89	$(1.12)	NM	$1.30	45.4%

	First Quarter	First Quarter	First Quarter	First Quarter
	Fiscal 2021	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Actual	Guidance(10)	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$1.70	$0.90-1.10	$(4.02)	$1.29
LIFO adjustments(11)	0.14	0.00	(0.12)	0.01
Amortization of recently acquired intangible assets(12)	0.00	0.01	0.01	0.01
Impairment of goodwill and intangible assets(13)	0.00	0.00	3.02	0.00
Lanier Apparel exit charges(14)	0.06	0.05	0.00	0.00
As adjusted(9)	$1.89	$0.95-1.15	$(1.12)	$1.30

	Second Quarter	Second Quarter	Second Quarter
	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Guidance(15)	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$2.11-2.31	$(0.37)	$1.76
LIFO adjustments(11)	0.00	(0.01)	0.03
Amortization of recently acquired intangible assets(12)	0.00	0.01	0.01
Tommy Bahama Japan changes(16)	0.00	0.00	0.03
Lanier Apparel exit charges(14)	0.04	0.00	0.00
As adjusted(9)	$2.15-2.35	$(0.38)	$1.84

	Third Quarter	Third Quarter	Third Quarter
	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Guidance(15)	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(0.24)-(0.39)	$(0.64)	$0.10
LIFO adjustments(11)	0.00	(0.25)	0.00
Amortization of recently acquired intangible assets(12)	0.00	0.01	0.01
Lanier Apparel exit charges(14)	0.04	0.45	0.00
As adjusted(9)	$(0.20)-(0.35)	$(0.44)	$0.10

	Full Year	Full Year	Full Year
	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Guidance(15)	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$4.55-4.85	(5.77)	$4.05
LIFO adjustments(11)	0.14	(0.39)	0.06
Amortization of recently acquired intangible assets(12)	0.01	0.02	0.03
Tommy Bahama Japan changes(16)	0.00	0.00	0.16
Tommy Bahama information technology project write-off(17)	0.00	0.71	0.00
Impairment of goodwill and intangible assets(13)	0.00	3.02	0.00
Lanier Apparel exit charges(14)	0.14	0.57	0.00
Change in fair value of contingent consideration(18)	0.00	0.03	0.02
As adjusted(9)	$4.85-5.15	$(1.81)	$4.32

(1) LIFO adjustments represents the LIFO accounting adjustments impact on cost of goods sold. These adjustments are included in Corporate and Other.
(2) Lanier Apparel exit charges in cost of goods sold relate to the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel business, which is expected to be completed during the Second Half of Fiscal 2021. These charges in the First Quarter of Fiscal 2021 relate to the Merida, Mexico manufacturing facility, which ceased operations in Fiscal 2020. These charges are included in cost of goods sold in Lanier Apparel.

(3) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(4) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(5) Southern Tide impairment charges represents the impairment related to goodwill and intangible assets related to Southern Tide. These charges are included in impairment of goodwill and intangible assets in Southern Tide.
(6) Lanier Apparel intangible asset impairment charges represents the impairment related to a trademark acquired in a prior year. This charge is included in impairment of goodwill and intangible assets in Lanier Apparel.
(7) Lanier Apparel exit charges in SG&A relate to the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel business. These charges in the First Quarter of Fiscal 2021 consist of employee charges for severance and employee retention. These charges are included in SG&A in Lanier Apparel.
(8) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated effective tax rate on current year earnings in the respective jurisdiction.
(9) Amounts in columns may not add due to rounding.
(10) Guidance as issued on March 25, 2021.
(11) LIFO adjustments represents the impact, net of income taxes, on net earnings (loss) per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(12) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the amortization of intangible assets acquired as part of the Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(13) Impairment of goodwill and intangible assets represents the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the impairment charges in Southern Tide and Lanier Apparel. Due to the non-deductibility of $18 million of Southern Tide goodwill amounts, the effective tax rate on these impairment charges for goodwill and intangible assets was 17%.
(14) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel business. The charges in Fiscal 2020 include inventory markdowns, employee charges, operating lease asset impairment charges, fixed asset impairment charges and charges related to the Merida manufacturing facility.
(15) Guidance as issued on June 9, 2021.
(16) Tommy Bahama Japan charges represents the impact, net of income taxes, on net earnings (loss) per diluted share of the restructuring and exit of the Tommy Bahama Japan operations.
(17) Tommy Bahama information technology project write-off represents the impact, net of income taxes, on net earnings (loss) per diluted share resulting from a charge for the write-off of previously capitalized costs related to a project that was abandoned.
(18) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings (loss) per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2021
Tommy Bahama
Full-price retail store	105	104	—	—	—
Retail-restaurant	20	21	—	—	—
Outlet	35	35	—	—	—
Total Tommy Bahama	160	160	—	—	—
Lilly Pulitzer	59	59	—	—	—
Southern Tide	3	4	—	—	—
Oxford Total	222	223	—	—	—
Fiscal 2020
Tommy Bahama
Full-price retail store	111	110	107	106	105
Retail-restaurant	16	18	19	19	20
Outlet	35	35	35	35	35
Total Tommy Bahama	162	163	161	160	160
Lilly Pulitzer	61	61	59	59	59
Southern Tide	1	1	2	3	3
Oxford Total	224	225	222	222	222
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	111
Retail-restaurant	17	17	17	17	16
Outlet	37	37	37	37	35
Total Tommy Bahama	167	167	167	165	162
Lilly Pulitzer	62	63	63	63	61
Southern Tide	—	—	—	—	1
Oxford Total	229	230	230	228	224